Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan (As Amended) of Citrix Systems, Inc. of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Citrix Systems, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Fort Lauderdale, Florida

August 7, 2009